Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-133174) of Energy Transfer Partners, L.P. of our reports dated January 23, 2006 relating to the financial statements of Titan Energy Partner LP, which appears in the Current Report on Form 8-K/A of Energy Transfer Partners, L.P. dated July 20, 2006.

Chicago, Illinois

July 20, 2006